================================================================================



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) - April 11, 2002


                          WILLIAMS ENERGY PARTNERS L.P.
                (Name of Registrant as specified in its charter)



         DELAWARE                         1-16335                73-1599053
(State or other jurisdiction       (Commission File Number)   (I.R.S. Employer
of incorporation or organization)                            Identification No.)



                               ONE WILLIAMS CENTER
                              TULSA, OKLAHOMA 74172
                                 (918) 573-2000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)


                                       N/A
         (Former name or former address, if changed since last report.)

================================================================================

ITEM 5.    OTHER EVENTS.

         On April 11, 2002, Williams Energy Partners L.P. (the "Partnership") acquired for approximately $1 billion all of the membership interests of Williams Pipe Line Company, LLC, which owns and operates the Williams Pipe Line system. Williams Pipe Line Company, LLC is an affiliate of the Partnership and is a subsidiary of The Williams Companies, Inc. Because of the Partnership's affiliate relationship with Williams Pipe Line Company, LLC, the transaction was between entities under common control and, as such, was accounted for similarly to a pooling of interests. Accordingly, the consolidated financial statements and notes have been restated to reflect the results of operations, financial position and cash flows as if the companies had been combined throughout the periods presented. Williams Pipe Line system's operations will be reported as a separate operating segment.

         The Partnership's Management's Discussion and Analysis of Financial Condition and Results of Operations, restated to reflect the acquisition of Williams Pipe Line Company, LLC, follows herein.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


INTRODUCTION

         Williams Energy Partners L.P. is a publicly traded limited partnership formed by The Williams Companies, Inc. in August 2000 to own, operate and acquire a diversified portfolio of complementary energy assets. We are principally engaged in the transportation, storage and distribution of refined petroleum products and ammonia. We intend to pursue an asset acquisition strategy, and our asset portfolio currently consists of:

     o   the Williams Pipe Line system;

     o   five marine terminal facilities;

     o   25 inland terminals; and

     o   an ammonia pipeline system.

         On April 11, 2002, we acquired for approximately $1.0 billion all of the membership interests of Williams Pipe Line Company, LLC, which owns and operates the Williams Pipe Line system. Because Williams Pipe Line Company, LLC was an affiliate of ours at the time of the acquisition, the transaction was between entities under common control and, as such, was accounted for similarly to a pooling of interest. Accordingly, our consolidated financial statements and notes have been restated to reflect the historical results of operations, financial position and cash flows of Williams Energy Partners and Williams Pipe Line Company, LLC throughout the periods presented. We will report the Williams Pipe Line system's operations as a separate operating segment of ours.

OVERVIEW

         The Williams Pipe Line System. The Williams Pipe Line system is a common carrier transportation pipeline and terminals network. The system generates approximately 80% of its revenues net of product purchases through transportation tariffs for volumes of petroleum products it ships. These tariffs vary depending upon where the product originates, where ultimate delivery occurs and any applicable discounts. All transportation rates and discounts are in published tariffs filed with the FERC. The Williams Pipe Line system also earns revenues from non-tariff based activities, including leasing pipeline and storage tank capacity to shippers on a long-term basis, providing data services and providing product services such as ethanol unloading and loading, additive injection, custom blending and laboratory testing.

         The Williams Pipe Line system generally does not produce or trade refined petroleum products or LPGs or take title to the products it transports. The system generates small volumes of product by blending natural gas liquids with gasoline and by fractionating transmix, which is a mixture of products resulting from the intermingling of different product grades during normal operation of a pipeline. The Williams Pipe Line system has historically purchased and taken title to the inventories associated with blending and fractionation until the processed product has been sold. In connection with the acquisition of Williams Pipe Line Company, we and Williams Energy Services, an affiliate of The Williams Companies, agreed that the Williams Pipe Line system will no longer take title to the natural gas liquids it blends with gasoline or the resulting product. Consequently, both product sales and product purchases will decline by approximately 40-45% in future periods. We will continue to perform these blending services for Williams Energy Services under a ten-year agreement for a fixed annual fee of $3.0 million. Through the Williams Pipe Line system, we will continue to purchase and fractionate transmix and to sell the resulting separated products.

         Longhorn Partners Pipeline is a 700-mile pipeline developed to transport refined petroleum products from Gulf Coast refineries west to Odessa and El Paso, Texas. Williams Pipe Line Company formerly owned a 0.3% partnership interest in Longhorn Partners Pipeline and managed the project's construction and operation in exchange for a management fee. Williams Pipe Line Company's historical financial statements include this partnership interest and management function. Prior to our acquisition of the Williams Pipe Line system, Williams Pipe Line Company's interest in and management of Longhorn Partners Pipeline was transferred to an affiliate of The Williams Companies. As a result, Longhorn Partners Pipeline will not be included in our subsequent consolidated financial statements and will have no effect on our future results of operations, financial condition or cash flows.

         Operating costs and expenses incurred by the Williams Pipe Line system are principally fixed costs related to routine maintenance and system integrity as well as field and support personnel. Other costs, including fuel and power, fluctuate with volumes transported and stored on the system. Expenses resulting from environmental remediation projects are also included in operating expenses and have historically included costs from projects relating both to current and past events. In connection with our acquisition of Williams Pipe Line Company, Williams Energy Services agreed to indemnify us for costs and expenses relating to environmental remediation for events that occurred before April 11, 2002 and are discovered within six years from that date.

         Petroleum Products Terminals. Within our terminal network, we operate two types of terminals: marine terminal facilities and inland terminals. The marine terminal facilities are large product storage facilities which generate revenues primarily from fees that we charge customers for storage and throughput services. The inland terminals earn revenues primarily from fees that we charge based on the volumes of refined petroleum products distributed from these terminals. The inland terminals also earn ancillary revenues from injecting additives into gasoline and jet fuel, from filtering jet fuel and from rental income. Also included in ancillary revenues is the gain or loss resulting from differences in metered-versus-physical volumes of refined petroleum products received at our terminals.

         Operating costs and expenses that we incur in our marine and inland terminals are principally fixed costs related to routine maintenance as well as field and support personnel. Other costs, including fuel and power, fluctuate with storage capacity or throughput levels.

         Ammonia Pipeline System. The ammonia pipeline system earns the majority of its revenue from transportation tariffs that we charge for transporting ammonia through the ammonia pipeline. Generally, most of the operating costs for the ammonia pipeline system fluctuate with the volume of ammonia transported.

         General and Administrative Expenses. The Williams Companies allocates both direct and indirect general and administrative expenses to its subsidiaries. Direct expenses allocated by The Williams Companies are primarily salaries and benefits of employees and officers associated with the business activities of the subsidiary. Indirect expenses include legal, accounting, treasury, engineering, information technology and other corporate services. The Williams Companies allocates indirect expenses to its subsidiaries, including to our general partner, based on a three-factor formula that considers operating margins, payroll costs and property, plant and equipment. We reimburse our general partner and its affiliates for direct and indirect expenses incurred by or allocated to them on our behalf.

         In connection with our initial public offering, and with respect solely to the petroleum products terminal and ammonia pipeline assets we owned at the time of that offering, we and our general partner agreed with The Williams Companies that the general and administrative expenses to be reimbursed to our general partner by us would not exceed $6.0 million for 2001, excluding expenses associated with our long-term incentive plans, regardless of the amount of the direct and indirect general and administrative expenses actually incurred by or allocated to our general partner. The reimbursement limitation will remain in place through 2011 and may increase by no more than the greater of 7.0% per year or the percentage increase in the Consumer Price Index for that year. If we make an acquisition, general and administrative expenses may also increase by the amount of these expenses included in the valuation of the business acquired. As a result of the acquisitions made during 2001, the annual amount of general and administrative expense reimbursement limitation increased to $6.3 million, excluding expenses associated with our long-term incentive plans. Based on the 7.0% escalation, our maximum reimbursement obligation for general and administrative expenses in 2002 is $6.7 million before long-term incentive plans and adjustments for acquisitions.

         As a result of our acquisition of the Williams Pipe Line system, general and administrative expenses that had previously been incurred by or allocated to Williams Pipe Line Company will be charged to our general partner. In connection with the acquisition, we and our general partner agreed that the general and administrative expenses to be reimbursed to our general partner by us for charges related to the Williams Pipe Line system would be $30.0 million for 2002, pro rated for the actual period that we own the Williams Pipe Line system. In each year after 2002, these expenses may increase by the lesser of 2.5% per year or the percentage increase in the Consumer Price Index for that year.


ACQUISITION HISTORY

         We have materially increased our operations through a series of transactions since our initial public offering in February 2001 including:

     o in April 2002, the acquisition of the Williams Pipe Line system from an affiliate of The Williams Companies;

     o in December 2001, the acquisition of a natural gas liquids pipeline in Illinois from Aux Sable Liquid Products L.P.;

     o in October 2001, the acquisition of a marine crude oil terminal facility located in Gibson, Louisiana from Geonet Gathering, Inc.;

     o in June 2001, the acquisition of two inland refined petroleum products terminals in Little Rock, Arkansas from TransMontaigne, Inc.; and

     o in April 2001, the acquisition of a refined petroleum products pipeline located in Dallas, Texas from Equilon Pipeline Company LLC.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

                                                                                                      YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                 -----------------------
                                                                                                  2001             2000
                                                                                                 ------           ------
                                                                                                     ($ IN MILLIONS)
FINANCIAL HIGHLIGHTS
Revenues:
     Williams Pipe Line system transportation and related activities ........................    $254.9           $245.6
     Petroleum products terminals ...........................................................      71.5             60.8
     Ammonia pipeline system ................................................................      14.5             11.7
     Williams Pipe Line system product and construction revenues ............................     107.7            108.7
                                                                                                 ------           ------
          Total revenues ....................................................................    $448.6           $426.8

Operating expenses:
     Williams Pipe Line system transportation and related activities ........................    $123.6           $111.4
     Petroleum products terminals ...........................................................      33.3             29.5
     Ammonia pipeline system ................................................................       4.0              4.0
     Williams Pipe Line system product and construction expenses ............................      95.3             95.2
                                                                                                 ------           ------
          Total operating expenses ..........................................................    $256.2           $240.1
                                                                                                 ------           ------
          Total operating margin ............................................................    $192.4           $186.7
                                                                                                 ======           ======

OPERATING STATISTICS
Williams Pipe Line system:
     Transportation revenue per barrel shipped (cents per barrel) ...........................      90.8             89.1
     Net transportation and capacity lease barrels shipped (million barrels) ................     259.8            253.9
     Transportation barrels shipped (million barrels) .......................................     236.1            229.1
     Average haul (miles) ...................................................................     298.5            297.7
     Barrel miles (billion miles) ...........................................................      70.5             68.2
Petroleum products terminals:
     Marine terminal facilities:
          Average storage capacity utilized per month (barrels in millions)(a) ..............      15.7             14.7
          Throughput (barrels in millions)(b) ...............................................      11.5              3.7
     Inland terminals:
          Throughput (barrels in millions) ..................................................      56.7             56.1
Ammonia pipeline system:
     Volume shipped (tons in thousands) .....................................................       763              713

----------------
(a) For the year ended December 31, 2001, represents the average monthly storage capacity utilized for the Gulf Coast marine terminal facilities (12.7 million barrels), excluding the Gibson, Louisiana facility, and the New Haven, Connecticut marine terminal facility (3.0 million barrels). For the year ended December 31, 2000, represents the average monthly storage capacity utilized for the Gulf Coast marine terminals facilities (11.8 million barrels), excluding the Gibson, Louisiana facility, and the average monthly storage capacity utilized for the four months that we owned the New Haven, Connecticut marine terminal facility (2.9 million barrels), which was acquired in September 2000.

(b) For the year ended December 31, 2001, represents a full year of activity at the New Haven, Connecticut marine terminal facility (9.3 million barrels) , and two months of activity at the Gibson, Louisiana marine terminal facility (2.2 million barrels), which was acquired on October 31, 2001. For the year ended December 31, 2000, represents four months of activity at the New Haven marine terminal facility, which was acquired in September 2000.


      Our revenues excluding product and construction revenues for the year ended December 31, 2001 were $340.9 million, compared to $318.1 million for the year ended December 31, 2000, an increase of $22.8 million, or 7%. This increase was primarily a result of:

      o Williams Pipe Line system's transportation and other related revenues increasing by $9.2 million, or 4%, from $245.6 million for the year ended December 31, 2000 to $254.8 million for the year ended December 31, 2001. The increase was due primarily to higher transportation revenues, offset by a decrease in revenues from product services. The increase in transportation revenues resulted from a 3% increase in volumes shipped and a 3% increase in tariff rates in July 2001. Transportation volumes increased in part due to system expansions made to secure new volumes from customers. Volumes also increased as a result of additional volume incentive agreements and general demand increases for gasoline and distillate, slightly offset by a decrease in demand for aviation fuel resulting from the recession and consumer reaction to the terrorist attacks of September 11, 2001. Product services decreased primarily due to a reduction in revenues from additive injection, due to lower prices for those services under with new agreements;

      o an increase in the petroleum products terminal revenues of $10.7 million, or 18%, from $60.8 million for the year ended December 31, 2000 to $71.5 million for the year ended December 31, 2001. The increase was primarily a result of the acquisitions of the New Haven, Connecticut marine terminal facility in September 2000, the Little Rock, Arkansas inland terminals in June 2001 and the Gibson, Louisiana marine terminal facility in October 2001, as well as an improved Gulf Coast marketing environment which resulted in a 0.9 million barrel per month higher utilization at the Gulf Coast marine terminal facilities. These increases were slightly offset by a decrease in inland terminals revenues, primarily due to the December 2000 expiration of a customer's contractual commitment to utilize a specified amount of throughput capacity; and

      o an increase in ammonia pipeline system revenues of $2.8 million, or 24%, from $11.7 million for the year ended December 31, 2000 to $14.5 million for the year ended December 31, 2001, partly due to a $1.3 million throughput deficiency billing resulting from a shipper not meeting its minimum annual throughput commitment for the contract year ended June 2001. In addition, warm fall weather and a return to historically average prices for natural gas, which is the primary component for the production of ammonia, combined to create favorable conditions for the application of ammonia during the fourth quarter of 2001, resulting in a 50,000 ton, or 7%, increase in volume shipped on the pipeline compared to 2000.

      Operating expenses excluding product purchases and construction expenses for the year ended December 31, 2001 were $160.9 million compared to $144.9 million for the year ended December 31, 2000, an increase of $16.0 million, or 11%. This increase was a result of:

      o an increase in Williams Pipe Line system's operating expenses of $12.2 million, or 11%, from $111.4 million for the year ended December 31, 2000 to $123.6 million for the year ended December 31, 2001. The increase was primarily caused by a $14.4 million increase in Williams Pipe Line system's field operating expenses and $3.0 million higher power and utilities expenses, partially offset by $2.5 million lower environmental remediation expenses and $3.3 million lower casualty losses. Field operating costs increased as a result of higher pipeline integrity costs due to new regulations, increased tank maintenance and coating costs related to the System Integrity Program, the Department of Transportation's adoption of the API 653 tank inspection requirements and mainline pump overhauls/repairs. Power and utilities expenses increased $3.0 million, with 30% of the increase related to increased shipments and 70% related to the rising cost of electricity and natural gas used to power the pumps and terminals along the system. Remediation expenses declined after increased costs were recognized in 2000 related to a discontinued refining site, which was not included in the assets and liabilities transferred to us in connection with the acquisition of Williams Pipe Line Company. Casualty losses decreased compared to higher losses incurred in 2000 as a result of a $2.4 million expense accrual associated with a groundwater contamination lawsuit that was settled in 2001; and

      o an increase in petroleum products terminals expenses of $3.8 million, or 13%, from $29.5 million for the year ended December 31, 2000 to $33.3 million for the year ended December 31, 2001, due primarily to the acquisitions of the New Haven, Connecticut marine terminal facility in September 2000, the Little Rock, Arkansas inland terminals in June 2001 and the Gibson, Louisiana marine terminal facility in October 2001. Expenses at the Gulf Coast marine terminal facilities increased slightly due to higher utility costs, partially offset by lower environmental and maintenance expenses, while property taxes at some inland terminals increased.

      Revenues from product sales were $106.7 million for the year ended December 31, 2001, while product purchases were $95.3 million, resulting in a net margin of $11.4 million in 2001. The 2001 net margin represents a decrease of $1.4 million compared to a net margin in 2000 of $12.8 million resulting from product sales in 2000 of $106.9 million and product purchases of $94.1 million. This decrease was due primarily to lower blending and fractionation margins as a result of lower price volatility during 2001, partially offset by an increase in over/short margins, which result from management of the system's physical inventory balances through the purchasing of physical shortages and selling of physical overages.

      Affiliate construction and management fee revenues were $1.0 million for the year ended December 31, 2001, while there were no affiliate construction expenses for the year, resulting in a net margin of $1.0 million. The 2001 net margin represents an increase of $0.1 million compared to a net margin in 2000 of $0.9 million resulting from affiliate construction and management fee revenues in 2000 of $1.9 million and affiliate construction expenses of $1.0 million.

      Depreciation and amortization expense for the year ended December 31, 2001 was $35.8 million compared to $31.7 million for the year ended December 31, 2000, an increase of $4.1 million, or 13%. The increase was due primarily to the acquisitions of the New Haven, Connecticut marine terminal facility in September 2001, the Little Rock, Arkansas inland terminals in June 2001, and the Gibson, Louisiana marine terminal facility in October 2001, as well as maintenance capital expenditures.

      General and administrative expenses for the year ended December 31, 2001 were $47.4 million compared to $51.2 million for the year ended December 31, 2000, a decrease of $3.8 million, or 7%. This decrease is primarily the result of the general and administrative expense limit at the time of our initial public offering. For 2001, general and administrative expenses related to the petroleum products terminals and ammonia pipeline system include the established limit of $6.0 million per year plus additional general and administrative costs associated with businesses acquired during 2001 and $2.0 million of expenses associated with our long-term incentive compensation plan. For 2000, general and administrative costs related to the petroleum products terminals and ammonia pipeline system were $12.0 million. The general and administrative expenses incurred by or allocated to Williams Pipe Line Company in 2001 were $38.4 million compared to $39.2 million in 2000.

      Interest expense for the year ended December 31, 2001 was $14.9 million compared to $27.0 million for the year ended December 31, 2000, a decrease of $12.1 million or 45%. This decrease is primarily the result of a decline in affiliate notes payable to The Williams Companies and lower interest rates. The affiliate note payable associated with the Williams Pipe Line system declined by $68.6 million as a result of a partial repayment using cash generated from operations in excess of capital expenditures. At the end of 2001, the affiliate note payable associated with the Williams Pipe Line system had a balance of $138.2 million. The affiliate note payable associated with the petroleum products terminals and ammonia pipeline system was partially repaid and the balance was canceled and contributed to us as capital in connection our initial public offering in February 2001. Concurrent with the closing of our initial public offering, we borrowed $90.0 million under our term loan facility and $0.1 under our revolving credit facility. At the end of 2001, $90.0 million was outstanding under the term loan facility and $49.5 million was outstanding under the revolving credit facility due to the acquisition of the Little Rock, Arkansas inland terminals and the Gibson, Louisiana marine terminal facility.

      Interest income for the year ended December 31, 2001 was $2.5 million compared to $1.7 million for the year ended December 31, 2000, an increase of $0.8 million due primarily to a larger average balance of an affiliate receivable due from Longhorn Partners Pipeline.

      We do not pay income taxes because we are a partnership. We primarily based our income tax rate of 38.0% for our pre-initial public offering earnings from our petroleum products terminals and ammonia pipeline businesses upon the effective income tax rate for The Williams Companies. In addition, the Williams Pipe Line Company was taxed as a corporation prior to its acquisition by us on April 11, 2002. Williams Pipe Line Company's effective tax rates for the years ended December 31, 2001 and 2000 were 38.9% and 38.4%, respectively, also based primarily on the effective income tax rates for The Williams Companies for those periods. The effective income tax rates exceeded the U.S. federal statutory income tax rate for corporations primarily due to state income taxes.

      Net income for the year ended December 31, 2001 was $67.9 million compared to $48.9 million for the year ended December 31, 2000, an increase of $19.0 million, or 39%. The operating margin increased by $5.7 million during the period, primarily as a result of increased transportation revenues on the Williams Pipe Line system and the New Haven, Little Rock and Gibson petroleum products terminals acquisitions, offset by higher operating costs associated with those acquisitions and higher system integrity costs on the Williams Pipe Line system. While depreciation and amortization increased by $4.1 million and other income fell by $0.4 million, general and administrative expenses and interest expense declined by $15.9 million in the aggregate, interest income increased by $0.8 million, and income taxes declined by $0.9 million.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

                                                                                                 YEAR ENDED
                                                                                                DECEMBER 31,
                                                                                          -----------------------
                                                                                           2000             1999
                                                                                          ------           ------
                                                                                              ($ IN MILLIONS)
FINANCIAL HIGHLIGHTS
Revenues:
     Williams Pipe Line system transportation and related activities .................    $245.6           $242.7
     Petroleum products terminals ....................................................      60.8             32.3
     Ammonia pipeline system .........................................................      11.7             12.1
     Williams Pipe Line system product and construction revenues .....................     108.7             88.6
                                                                                          ------           ------
          Total revenues .............................................................    $426.8           $375.7

Operating expenses:
     Williams Pipe Line system transportation and related activities .................    $111.4           $103.0
     Petroleum products terminals ....................................................      29.5             15.1
     Ammonia pipeline system .........................................................       4.0              3.5
     Williams Pipe Line system product and construction expenses .....................      95.2             74.7
                                                                                          ------           ------
          Total operating expenses ...................................................    $240.1           $196.3
                                                                                          ------           ------
          Total operating margin .....................................................    $186.7           $179.4
                                                                                          ======           ======

OPERATING STATISTICS
Williams Pipe Line system:
     Transportation revenue per barrel shipped (cents per barrel) ....................      89.1             91.4
     Net transportation and capacity lease barrels shipped (million barrels) .........     253.9            245.7
     Transportation barrels shipped (million barrels) ................................     229.1            222.5
     Average haul (miles) ............................................................     297.7            304.6
     Barrel miles (billion miles) ....................................................      68.2             67.8
Petroleum products terminals:
     Marine terminal facilities:
          Average storage capacity utilized per month (barrels in millions)(a) .......      14.7             10.1
          Throughput (barrels in millions)(b) ........................................       3.7              N/A
     Inland terminals:
          Throughput (barrels in millions) ...........................................      56.1             58.1
Ammonia pipeline system:
     Volume shipped (tons in thousands) ..............................................       713              795

----------------
(a) For the year ended December 31, 2000, represents the average monthly storage capacity utilized for the Gulf Coast marine terminal facilities (11.8 million barrels), excluding the Gibson, Louisiana facility, and the average monthly storage capacity for the four months that we owned the New Haven, Connecticut marine terminal facility in 2000 (2.9 million barrels). For the year ended December 31, 1999, represents the average monthly storage capacity utilized for the Gulf Coast marine terminal facilities, excluding the Gibson, Louisiana facility, for the five months that we owned these assets in 1999.

(b) For the year ended December 31, 2000, represents four months of activity at the New Haven, Connecticut marine terminal facility, which was acquired in September 2000.

      Our revenues excluding product and construction revenues for the year ended December 31, 2000 were $318.1 million, compared to $287.1 million for the year ended December 31, 1999, an increase of $31.0 million, or 11%. This increase was primarily a result of:

      o an increase in petroleum products terminals revenues of $28.6 million, or 89%, due primarily to the acquisitions of three Gulf Coast marine terminal facilities in August 1999 and the New Haven marine terminal facility in September 2000, as well as a 1.7 million barrel per month increase in utilization of the Gulf Coast marine terminal facilities, slightly offset by a storage rate decline on account of the expiration in July 2000 of a revenue deficiency billing associated with the purchase of the Gulf Coast marine terminal facilities;

      o a $1.9 million increase in Williams Pipe Line system's non-tariff based revenues, consisting primarily of $0.7 million from new capacity lease agreements, $0.6 million in increased laboratory testing fees from the addition of a new laboratory in mid-1999, $0.5 million in increased data service revenues largely due to an over-billing which was reversed in 2001, and $0.5 million from a new reclamation facility added to the system in 1999; and

      o an increase of $0.7 million, or 0.3%, in transportation revenues on the Williams Pipe Line system, due to higher shipments of diesel and aviation fuel as a result of capital expenditures that were made to secure new volumes from several significant customers, partially offset by a 3% decrease in the rate per barrel shipped due to reduced average haul miles.

      Operating expenses for the year ended December 31, 2000 were $144.9 million compared to $121.6 million for the year ended December 31, 1999, an increase of $23.3 million, or 19%. This increase was a result of:

      o an increase in petroleum products terminals expenses of $14.4 million, or 95%, due to a $15.2 million increase in marine terminal facilities expense as a result of the acquisition of three Gulf Coast marine terminal facilities in August 1999 and of the New Haven marine terminal facility in September 2000, offset by a decrease of $0.8 million in inland terminal expenses resulting from higher environmental expenses in 1999 associated with a system-wide environmental evaluation, higher employee relocation expenses in 1999 related to the acquisition of 12 terminals and lower utility expenses due to lower throughput volumes;

      o an increase in Williams Pipe Line system expenses of $8.4 million, or 8%, consisting primarily of a $2.8 million increase in casualty losses, $2.3 million higher environmental remediation expenses, $2.0 million of higher power and utilities expenses and $1.9 million higher field operating expenses, offset by $0.5 lower product loss expenses. The casualty loss increase was largely due to a $2.4 million expense accrual associated with a groundwater contamination lawsuit in 2000. Environmental remediation expenses increased primarily from accruals related to a discontinued refining site, which was not included in the assets and liabilities transferred to us in connection with the acquisition of the Williams Pipe Line Company. Power and utilities expenses increased primarily because of higher prices for electricity and natural gas. Field operating expenses increased from higher expenses related to a new laboratory and inflation; and

      o an increase of ammonia pipeline system expenses of $0.5 million, or 14%, primarily due to a one-time adjustment for lease expense and increased utility expenses as a result of higher natural gas prices.

      Revenues from product sales were $106.9 million for the year ended December 31, 2000, while product purchases were $94.1 million, resulting in a net margin of $12.8 million in 2000. The 2000 net margin represents an increase of $1.3 million compared to a net margin in 1999 of $11.5 million resulting from product sales in 1999 of $70.7 million and product purchases of $59.2 million. This increase was due primarily to higher blending revenues due to greater volatility in the blending and fractionation markets, offset by reduced over/short settlement revenues, which result from management of the system's physical inventory balances through the purchasing of physical shortages and selling of physical overages.

      Affiliate construction and management fee revenues were $1.9 million for the year ended December 31, 2000, while affiliate construction expenses were $1.0 million, resulting in a net margin of $0.9 million. The 2000 net margin represents a decrease of $1.5 million compared to a net margin in 1999 of $2.4 million resulting from affiliate construction and management fee revenues in 1999 of $17.9 million and affiliate construction expenses of $15.5 million. This decrease was due primarily to a significant reduction during 2000 in construction activity on the Longhorn Partners Pipeline, which was managed by Williams Pipe Line Company during those periods.

      Depreciation and amortization expense for the year ended December 31, 2000 was $31.7 million compared to $25.7 million for the year ended December 31, 1999, an increase of $6.0 million, or 23%. The increase was due primarily to the acquisition of the New Haven, Connecticut marine terminal facility in September 2000 and a full year of depreciation related to the Gulf Coast marine terminal facilities acquired in August 1999, as well as maintenance capital expenditures, largely on the Williams Pipe Line system.

      General and administrative expenses for the year ended December 31, 2000 were $51.2 million compared to $47.1 million for the year ended December 31, 1999, an increase of $4.1 million, or 9%. This increase is primarily the result of the acquisitions of three Gulf Coast marine terminal facilities in August 1999 and of the New Haven, Connecticut marine terminal facility in September 2000. These acquisitions increased our size relative to other subsidiaries of The Williams Companies, and as a result increased the percentage of general and administrative expenses allocated by The Williams Companies to us. This increase was partially offset by a decrease in the general and administrative expense allocated by The Williams Companies to Williams Pipe Line Company, due largely to a significant acquisition made by The Williams Companies which reduced Williams Pipe Line Company's size relative to other subsidiaries of The Williams Companies.

      Interest expense for the year ended December 31, 2000 was $27.0 million compared to $19.2 million for the year ended December 31, 1999, an increase of $7.8 million or 41%. This increase is primarily the result of a full year of interest on debt incurred in the acquisition of three Gulf Coast marine terminal facilities in August 1999 and four months of interest on debt incurred in the acquisition of the New Haven marine terminal facility in September 2000.

      Interest income for the year ended December 31, 2000 was $1.7 million compared to $0.2 million for the year ended December 31, 1999, an increase of $1.5 million due primarily to an increase in the balance of a receivable due from Longhorn Partners Pipeline.

      We do not pay income taxes because we are a partnership. We primarily based our income tax rate of 38.0% for the pre-initial public offering earnings from our petroleum products terminals and ammonia pipeline businesses upon the effective income tax rate for The Williams Companies. In addition, the Williams Pipe Line Company was taxed as a corporation prior to its acquisition by us on April 11, 2002. Williams Pipe Line Company's effective tax rates for the years ended December 31, 2000 and 1999 were 38.4% and 38.3%, respectively, also based primarily on the effective income tax rates for The Williams Companies for those periods. The effective income tax rates exceeded the U.S. federal statutory income tax rate for corporations primarily due to state income taxes.

      Net income for the year ended December 31, 2000 was $48.9 million compared to $55.1 million for the year ended December 31, 1999, a decrease of $6.2 million, or 11%. The operating margin increased by $7.3 million during the period, primarily as a result of the acquisition of three Gulf Coast marine terminal facilities in August 1999 and the New Haven marine terminal facility in September 2000, partially offset by higher expenses related to those acquisitions as well as higher casualty loss, environmental remediation, power and other field operating expenses on the Williams Pipe Line system. Depreciation and amortization expense increased by $6.0 million and general and administrative and interest expense increased by $11.9 million in the aggregate. Interest income rose $1.5 million, and other income fell $0.7 million. In addition, income taxes declined by $3.7 million.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS AND CAPITAL EXPENDITURES

         Net cash provided by operating activities for the year ended December 31, 2001 was $135.3 million compared to $55.1 million for the year ended December 31, 2000 and $84.5 million for the year ended December 31, 1999. The increase from 2000 to 2001 was primarily attributable to increased net income before non-cash items such as depreciation, deferred compensation expense and deferred income taxes for the year ended December 31, 2001, and to changes in components of operating assets and liabilities between 2000 and 2001. Net income was increased primarily by the New Haven, Little Rock and Gibson petroleum products terminals acquisitions, as well as by lower general and administrative and interest expenses. Significant changes in components of operating assets and liabilities during 2001 included:

         o a decrease of $10.4 million in accounts receivable versus a $9.7 million increase in 2000, due primarily to the collection during 2001 of receivables related to reimbursable construction projects;

         o a decrease of $15.8 million in affiliate accounts receivable versus a $1.9 million increase in 2000, due to the collection in 2001 of a large outstanding short-term affiliate receivable due from a subsidiary of The Williams Companies; and

         o an increase of $12.9 million in inventories associated with blending, fractionation and over/short activities, versus a $2.5 million decrease in 2000, due primarily to higher commodity prices during 2001.

         The decrease in net cash from operating activities from 1999 to 2000 was partially attributable to lower deferred income taxes in 2000 compared to 1999 and to changes in components of assets and liabilities between 1999 and 2000. Deferred taxes were $2.2 million for the year ended December 31, 2000 compared to $22.4 million for the year ended December 31, 1999, largely due to one-time adjustments in 1999 to accruals for rate refunds and payroll liabilities that required adjustments to the related deferred income taxes. Significant changes in components of operating assets and liabilities during 2000 included:

         o an increase of $9.7 million in accounts receivable, versus a $5.7 million increase in 1999, due primarily to an increase during 2000 in receivables related to reimbursable construction projects in 2001;

         o a decrease of $6.6 million in accounts payable, versus a $5.3 million increase in 1999, due primarily to the conversion during 2000 of Williams Pipe Line Company's accounts payable accounting system, which resulted in lower total accounts payable outstanding;

         o an increase of $4.5 million in current and noncurrent environmental liabilities, due primarily to acrruals for environmental remediation expenses related to a discontinued refinery site, which was not included in the assets and liabilities transferred to us in connection with the acquisition of Williams Pipe Line Company; and

         o a negative change of $14.0 million in other current and noncurrent assets and liabilities, versus a $36.1 million negative change in 1999, due primarily to an increase in unbilled reimbursable construction projects classified as other current assets and to an increase in long-term affiliate receivables related to reimbursable Longhorn Partners Pipeline construction costs. The large negative change in 1999 was due primarily to reductions during the year of rate refund and pension liabilities.

         Net cash used by investing activities for the years ended December 31, 2001, 2000 and 1999 was $87.5 million, $74.4 million and $277.9 million, respectively. We increased capital expenditures during these years primarily to make acquisitions of petroleum products terminals, as well as to maintain and expand the Williams Pipe Line system. In 2001, we acquired two inland terminals in Little Rock, Arkansas and a marine terminal facility in Gibson, Louisiana. In 2000, we acquired an inland terminal and the New Haven, Connecticut marine terminal facility. In 1999, we acquired 12 inland terminals, the Gulf Coast marine terminal facilities and an additional ownership interest in eight existing inland terminals. Capital expenditures related to the Williams Pipe Line system were higher in 2000 and 1999 as a result of construction costs for truck racks and costs related to the development of the ATLAS 2000 software system. These costs totaled $9.1 million in 2000 and $16.8 million in 1999.

         Net cash provided (used) by financing activities for the years ended December 31, 2001, 2000 and 1999 was $(34.0) million, $19.4 million and $193.4 million, respectively. The cash flow for 2001 is primarily comprised of $77.3 million of net equity proceeds from our initial public offering, $89.2 million of debt proceeds from borrowings under our operating partnership's credit facility at the time of our initial public offering and $49.5 million of additional proceeds from borrowings under that facility for the acquisitions of the Little Rock, Arkansas inland terminals and Gibson, Louisiana marine terminal facility. These proceeds were offset by a $166.5 million repayment of the affiliate note payable associated with petroleum product terminal acquisitions using funds from the equity and debt proceeds and a $68.6 million repayment of the affiliate note payable associated with the Williams Pipe Line system using free cash flow generated by the system. The 2000 and 1999 amounts primarily represent loans we received from The Williams Companies to fund our terminal acquisitions, offset by repayments of $6.7 million in 2000 and $38.6 million in 1999 of the affiliate note payable associated with the Williams Pipe Line system using free cash flow generated by the system.

CAPITAL REQUIREMENTS

         The transportation, storage and distribution business requires continual investment to upgrade or enhance existing operations and to ensure compliance with safety and environmental regulations. The capital requirements of our businesses consist primarily of:

         o maintenance capital expenditures, such as those required to maintain equipment reliability and safety and to address environmental regulations; and

         o expansion capital expenditures to acquire additional complementary assets to grow our business and to expand or upgrade our existing facilities, such as projects that increase storage or throughput volumes or develop pipeline connections to new supply sources.

         The Williams Companies has agreed to reimburse us for maintenance capital expenditures incurred in 2001 and 2002 in excess of $4.9 million per year related to the assets contributed to us at the time of our initial public offering. This reimbursement obligation is subject to a maximum combined reimbursement for 2001 and 2002 of $15.0 million. We incurred $8.8 million of maintenance capital expenditures in 2001 and recorded a reimbursement from The Williams Companies of $3.9 million during 2001. As a result of these reimbursements, the maximum reimbursement obligation of The Williams Companies with respect to these assets has been reduced to $11.1 million for 2002. For 2002 we expect to incur maintenance capital expenditures for these assets of approximately $16.0 million, of which $11.1 million will be reimbursed by The Williams Companies.

         In connection with the acquisition of Williams Pipe Line Company, The Williams Companies has agreed to reimburse us for maintenance capital expenditures incurred in 2002, 2003 and 2004 in excess of $19.0 million per year related to the Williams Pipe Line system, subject to a maximum combined reimbursement for 2002, 2003 and 2004 of $15.0 million. In 2002, we expect to incur maintenance capital expenditures related to the Williams Pipe Line system of approximately $16.8 million and, therefore, do not anticipate that we will be reimbursed for such expenditures.

         We expect to incur aggregate maintenance capital expenditures for 2002 for all of our businesses, in excess of reimbursements from The Williams Companies, of $21.7 million.

         In addition to maintenance capital, we are also planning to incur expansion and upgrade capital expenditures at our existing facilities, including pipeline connections. The total we plan to spend for expansion is approximately $7.0 million in 2002, not including capital needs associated with additional acquisitions, if any. We expect to fund our expansion capital expenditures, including any acquisitions, from:

         o   cash provided by operations;

         o borrowings under the revolving credit facility discussed below and other borrowings; and

         o   the issuance of additional common units.

         If capital markets tighten and we are unable to fund these expenditures, our business may be adversely affected and we may not be able to acquire additional assets and businesses.


LIQUIDITY

         Operating Partnership Credit Facility. Subsequent to the closing of our initial public offering on February 9, 2001, we have relied on cash generated from internal operations as our primary source of funding. Additional funding requirements are met by a $175.0 million credit facility of our operating partnership that expires on February 5, 2004. This credit facility is comprised of a $90.0 million term loan and an $85.0 million revolving credit facility. The revolving credit facility is comprised of a $73.0 million acquisition subfacility and a $12.0 million working capital subfacility.

         Immediately after the closing of our initial public offering, we borrowed the entire $90.0 million term loan and $0.1 million under the revolving credit facility. As of December 31, 2001, $23.5 million was available under the acquisition subfacility after borrowing $49.5 million to fund the Little Rock, Arkansas and Gibson, Louisiana acquisitions. In January 2002, we borrowed $8.9 million to pay for the Aux Sable transaction. In addition, $12.0 million was available under the working capital sub-facility at December 31, 2001.

         Obligations under the credit facility are unsecured but are guaranteed by all of the subsidiaries of our operating partnership. Indebtedness under the credit facility ranks equally with all the outstanding unsecured and unsubordinated debt of our operating partnership. Williams Pipe Line Company is a separate operating subsidiary of ours and is not a borrower or guarantor under this credit facility.

         We may prepay all loans at any time without penalty. We must reduce all borrowings under the working capital subfacility to zero for a period of at least 15 consecutive days once during each year, beginning on the effective date of the credit facility.

         Indebtedness under the credit facility bears interest at the Eurodollar rate plus an applicable margin that ranges from 1.00% to 1.45%. We incur a commitment fee on the unused portions of the revolving credit facility and the term loan.

         In addition, the credit facility contains various covenants limiting our operating partnership's ability to:

         o incur additional unsecured indebtedness of more than $75.0 million, subordinated debt owed to affiliates of more than $50.0 million and secured purchase money debt of more than $5.0 million, including maintaining the ratios described below;

         o grant liens other than tax liens, mechanic's and materialman's liens and other liens and encumbrances incurred in the ordinary course of the operating partnership's business;

         o make investments, other than investments in the operating partnership's subsidiaries, cash and short term securities and acquisitions;

         o merge or consolidate unless the operating partnership is the survivor;

         o   sell all of the operating partnership's assets;

         o   make distributions other than from available cash;

         o engage in any business other than the transportation, storage and distribution of hydrocarbons and ammonia;

         o   create obligations for some lease payments; or

         o engage in transactions with affiliates other than arm's-length transactions.

         The credit facility also contains covenants requiring us to maintain specified ratios of:

         o EBITDA (as defined in the credit facility), pro forma for any asset acquisitions, to interest expense of not less than 3.0 to 1.0; and

         o total debt to EBITDA, pro forma for any asset acquisitions, of not more than 4.0 to 1.0.

Our management believes that we are in compliance with all of these covenants.

         Williams Pipe Line Short-term Loan. In connection with the acquisition of the Williams Pipe Line system, we and our subsidiary, Williams Pipe Line Company, entered into a six-month $700.0 million credit agreement. All of the proceeds were used to finance this acquisition.

         Our obligations under this short-term loan are unsecured. This indebtedness ranks equally with all of our outstanding unsecured and unsubordinated debt. Our operating partnership is not a borrower under this credit agreement. We may prepay this short-term loan at any time, in whole or in part, without penalty.

         This indebtedness will bear interest, at our election, at the Eurodollar rate plus 2.5%, or the prime rate plus 1.5%, for the first 120 days of the short-term loan and, thereafter, at the Eurodollar rate plus 4.0%, or the prime rate plus 3.0%.

         In addition, the credit agreement contains various covenants limiting our and Williams Pipe Line Company's ability to:

         o incur additional unsecured indebtedness other than under our operating partnership's credit facility described above;

         o grant liens other than tax liens, mechanic's and materialman's liens and other lines and encumbrances incurred in the ordinary course of their business;

         o make investments, other than investments in the Williams Pipe Line system, cash and short-term securities and acquisitions;

         o merge or consolidate unless Williams Energy Partners is the survivor;

         o   dispose of their assets;

         o make distributions other than from available cash or, in the case of Williams Pipe Line Company, in excess of $7.5 million in each quarter;

         o engage in any business other than the transportation, storage and distribution of hydrocarbons and ammonia;

         o   create obligations for some lease payments; or

         o engage in transactions with affiliates other than arm's-length transactions.

The credit agreement also contains a covenant requiring Williams Pipe Line Company to maintain EBITDA (as defined in the credit agreement) of at least $20.0 million for each fiscal quarter.

ENVIRONMENTAL

         Our operations are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which these operations are conducted. We have accrued liabilities for estimated site restoration costs to be incurred in the future at our facilities and properties, including liabilities for environmental remediation obligations at various sites where we have been identified as a possibly responsible party. Under our accounting policies, liabilities are recorded when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated.

         In conjunction with our initial public offering, and with respect solely to the petroleum products terminals and ammonia pipeline assets owned at the time of that offering, Williams Energy Services, an affiliate of ours and a subsidiary of The Williams Companies, agreed to indemnify us against environmental liabilities, up to $15.0 million, that arose prior to February 9, 2001, that become known within three years after February 9, 2001 and that exceed all amounts recovered or recoverable by us under contractual indemnities from third parties or under any applicable insurance policies.

         As of December 31, 2001, we had accrued environmental remediation liabilities associated with our petroleum products terminals and ammonia pipeline system of $5.4 million. This amount includes a $2.6 million liability recorded in 2001 associated with our New Haven, Connecticut marine terminal facility, based on third-party estimates developed as part of a Phase II environmental assessment required by the State of Connecticut. Management estimates that these expenditures for environmental remediation liabilities will be paid over the next two to five years. Receivables of $5.1 million associated with these environmental liabilities have been recognized as recoverable from affiliates and third parties.

         In connection with our acquisition of Williams Pipe Line Company on April 11, 2002, Williams Energy Services agreed to indemnify us for losses and damages related to breach of environmental representations and warranties and the failure to comply with environmental laws prior to closing in excess of $2.0 million up to a maximum of $125.0 million. This $125.0 million will also be subject to indemnification claims made by us for breaches of other representations and warranties. The environmental indemnification obligation applies to liabilities that result from conduct prior to the closing of our acquisition of Williams Pipe Line Company and that are discovered within six years of closing. In addition, certain of Williams Pipe Line Company's assets and liabilities, including environmental remediation liabilities, were transferred to an affiliate of The Williams Companies prior to our acquisition of Williams Pipe Line Company.

         During 2001, we recorded $7.5 million of environmental remediation expenses associated with the Williams Pipe Line system. These expenses were primarily the result of cleanup at several terminals located on the system and at a discontinued refining site, which was not included in the assets and liabilities transferred to us in connection with the acquisition of the Williams Pipe Line system. In addition, we incurred costs related to the assessment and monitoring of soil, groundwater and surface water conditions at various locations on the system where operations may have resulted in releases of hydrocarbons and other wastes.

         As of December 31, 2001, we had accrued environmental remediation liabilities associated with the Williams Pipe Line system of $11.5 million. Of these liabilities, $2.0 million were transferred to an affiliate of the Williams Companies prior to our acquisition of Williams Pipe Line Company on April 11, 2002, and a receivable was recognized at the time of the closing of the acquisition for the remaining $9.5 million that is recoverable under the indemnification from Williams Energy Services. Management estimates that these remaining expenditures for environmental remediation liabilities will be paid over the next two to five years.

IMPACT OF INFLATION

     Although the impact of inflation has slowed in recent years, it is still a factor in the United States economy and may increase the cost to acquire or replace property, plant and equipment and may increase the costs of labor and supplies. To the extent permitted by competition, regulation and our existing agreements, we have and will continue to pass along increased costs to our customers in the form of higher fees.

 CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. We deem the following accounting policies to be critical:

         o Transportation revenues are recognized when shipments are complete and estimated pipeline revenues are deferred for shipments in transit. Injection service fees associated with customary proprietary additives are recognized upon injection to the customer's product, which occurs at the time the product is delivered. Leased storage, terminalling and other related revenues are recognized upon provision of contract services. Other revenue, principally blending and fractionation revenue, is recognized upon sale of the product.

         o Depreciation expense is calculated based on our estimate of the remaining useful lives of our assets. Because of the expected long useful lives of our assets, we depreciate terminals and pipelines over a 6-year to 67-year period for financial statement purposes. Changes in the estimated lives of our assets could have a material effect on results of operations.

         o Incentive compensation expense is recorded for the restricted unit compensation program for Williams employees assigned to our businesses. The expense associated with the one-time IPO award is based on the price of the units on the date of grant. The expense associated with the annual incentive compensation plan is computed based on the estimated number of units that will ultimately vest adjusted by the current market value of the units at each period end. We are accruing costs for these units assuming the maximum number of units that can vest. Any changes in those assumptions would result in lower compensation expense to the us.

         o Environmental liabilities are recorded when site restoration, environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Environmental liabilities are recorded independently of any potential claim for recovery. Receivables are recognized in cases where reimbursements for remediation costs are considered probable.

         o With the adoption of Statement of Financial Accounting Standards No. 142, goodwill will no longer be amortized beginning January 1, 2002 but will be tested periodically for impairment. Management's judgments and assumptions relative to estimating the future cash flows of our various assets will be critical in determining whether an impairment exists and, if so, the financial impact of such impairment. Changes in market conditions, customers and/or industry financial conditions, technology and other factors could materially impact the future assessment of goodwill values, which could have a material impact on our results of operations, financial condition and cash flows.

NEW ACCOUNTING PRONOUNCEMENTS

     In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and amends Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The Statement retains the basic framework of SFAS No. 121, resolves certain implementation issues of SFAS No. 121, extends applicability to discontinued operations and broadens the presentation of discontinued operations to include a component of an entity. The Statement is to be applied prospectively and is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Statement is not expected to have any initial impact on our results of operations, financial position or cash flows.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and amends FASB Statement No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies." The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. The Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. We plan to adopt this standard in January 2003, and we are evaluating its effect on our results of operations, financial position or cash flows.

         In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 establishes accounting and reporting standards for business combinations and requires all business combinations to be accounted for by the purchase method. The Statement is effective for all business combinations for which the date of acquisition is July 1, 2001 or later. SFAS No. 142 addresses accounting and reporting standards for goodwill and other intangible assets.

Under this Statement, goodwill and intangible assets with indefinite useful lives will no longer be amortized but will be tested annually for impairment. The Statement becomes effective for all fiscal years beginning after December 15, 2001. We will apply the new rules on accounting for goodwill and other intangible assets beginning January 1, 2002. Based on the amount of goodwill recorded as of December 31, 2001, application of the non-amortization provision of the Statement will result in a decrease to amortization expense in future years of approximately $1.1 million.

     In September 2000, The FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement provides guidance for determining whether a transfer of financial assets should be accounted for as a sale or a secured borrowing and whether a liability has been extinguished. The Statement is effective for recognition and reclassification of collateral and for disclosures ending after December 15, 2000. The Statement became effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The initial application of SFAS No. 140 had no impact on our results of operations, financial position or cash flows.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This was followed in June 2000 by the issuance of SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends SFAS No. 133. SFAS No. 133 and No. 138 establish accounting and reporting standards for derivative financial instruments. The standards require that all derivative financial instruments be recorded on the balance sheet at their fair value. Changes in fair value of derivatives will be recorded each period in earnings if the derivative is not a hedge. If a derivative qualifies for special hedge accounting, changes in the fair value of the derivative will either be recognized in earnings as an offset against the change in fair value of the hedged assets, liabilities or firm commitments also recognized in earnings, or the changes in fair value will be deferred on the balance sheet until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized immediately in earnings. These standards were adopted on January 1, 2001. There was no impact on our results of operations, financial position or cash flows from adopting these standards.

RELATED PARTY TRANSACTIONS

We have entered into a number of commercial agreements with affiliates, including Williams Energy Marketing & Trading Company, Williams Refining & Marketing, L.L.C., Williams Ethanol Services, Inc. and Mid-America Pipeline Company. Each of these entities is a subsidiary of The Williams Companies and an affiliate of ours and of our general partner. The principal business of Williams Energy Marketing & Trading is the marketing and trading of energy commodities including natural gas, natural gas liquids, power, crude oil and refined petroleum products. Williams Refining & Marketing primarily owns and operates a refinery in Memphis, Tennessee and also engages in the purchase and sale of crude and refined petroleum products. Williams Ethanol Services operates two ethanol plants and an ethanol distribution system and also engages in the purchase and sale of ethanol. Mid-America Pipeline is an interstate common carrier pipeline company engaged in the transportation and distribution of natural gas liquids.

The agreements with our affiliates vary depending upon location and the types of services provided. Approximately $15.9 million of our revenues in 2001 were generated from agreements with affiliates at our petroleum products terminals while approximately $78.4 million of revenue in 2001 was generated from agreements with affiliates on The Williams Pipe Line system. In addition, approximately $81.0 million of expenses were incurred from product purchases with our affiliates on the Williams Pipe Line system. A summary of the significant agreements follows:

The Williams Pipe Line System

Tariff-Based Shipments. Williams Energy Marketing & Trading and Williams Refining & Marketing ship refined petroleum products on our pipeline system. We charge rates for the shipments based upon tariffs filed with the FERC or the applicable state agency that are the same rates we charge to non-affiliated entities. These tariffs serve as individual contractual agreements that commit our affiliate to pay for volume transported on our system as long as we abide by the terms of the tariff. As a result, contracts do not exist that obligate our affiliates to ship volume or make payments to us in the future. These tariff-based shipments generated approximately $5.0 million of revenue in 2001.

System Lease Storage Agreements. We have entered into several agreements with Williams Energy Marketing & Trading and William Refining & Marketing for the access and utilization of storage along the Williams Pipe Line system. These agreements provide for a fixed monthly storage capacity on the pipeline system at a fixed rate. The rates charged to our affiliates are consistent with those charged to non-affiliated entities. Services provided under these agreements include the receipt of refined petroleum products into our system at any origin point on our system. Our affiliates remain responsible for tariff charges related to the actual shipment of product and delivery through our terminals. A majority of these contracts have a term of one to two years. Historically, at the end of the contract term, we have extended the agreements for one to two additional years. These agreements generated approximately $2.2 million in revenues in 2001.

Ethanol Storage and Throughput Agreements. We have entered into several agreements with Williams Ethanol Services for the access and utilization of storage along the Williams Pipe Line system. These agreements provide for a fixed monthly ethanol storage capacity at our terminals at a fixed storage rate. In addition, we charge additional fees ranging from $0.80 per barrel to over $1.25 per barrel for blending services and handling fees at certain terminals. The rates charged to our affiliates are consistent with those charged to non-affiliated entities. A majority of these contracts have a term ranging from less than one year and up to two years. These agreements generated approximately $3.2 million in revenues in 2001.

Facility Rental Agreement. We have entered into an agreement to lease to Mid-America Pipeline approximately 292 miles of pipeline, three active pump stations and a propane storage and loading facility in Canton, South Dakota. Mid-America Pipeline is responsible for utilities and other operating costs. The agreement was entered into in 1998 and has been renewed yearly since that time. The rate charged for this lease has not changed from year to year. This agreement generated approximately $0.3 million in revenues in 2001.

System Services Agreements. We have entered into agreements with Williams Energy Marketing & Trading, Williams Refining & Marketing and Williams Ethanol Services providing them with a non-exclusive and non-transferable license to use the ATLAS 2000 software system. The system can be utilized to access data for monitoring shipment and inventory status and performing other functions related to shipment activities. The agreements established fixed rates at which certain services are provided. These agreements generated approximately $0.3 million in revenues in 2001.

Over & Short Settlement and Product Purchases and Sales Agreements. We have entered into agreements with Williams Energy Marketing & Trading to buy natural gas liquids blendstocks and sell the refined petroleum products related to our blending program and to purchase or sell us refined petroleum products needed to maintain inventory balances on our pipeline system (which we refer to as over and short settlements). These transactions are subject to master purchase and sale agreements for refined petroleum products or a master purchase agreement for natural gas liquids. Each transaction with our affiliate is recorded on a confirmation statement, which is subject to the general terms outlined in the master agreements. These confirmation statements determine the volume, price and timing associated with the product purchases and sales. Because the confirmation statements are generally associated with discrete transactions over short time frames, contracts do not exist that obligate our affiliate to buy or sell refined petroleum products or natural gas liquids to us in the future. The revenues associated with these agreements were approximately $66.4 million in 2001, while the expenses incurred to purchase products from our affiliates were approximately $76.8 million in 2001. Additional details related to the activities that produce the purchase and sale opportunities are as follows:

o Blending. Historically, Williams Pipe Line Company purchased natural gas liquids from Williams Energy Marketing & Trading at cost plus a fixed fee of $0.105 per barrel. Williams Energy Marketing & Trading purchased at prevailing market prices a majority of the finished gasoline that was produced from blending. In connection with the acquisition of the Williams Pipe Line system, we and Williams Energy Services agreed that the Williams Pipe Line system will no longer take title to the natural gas liquids it blends or the resulting product. We will continue to perform these blending services for Williams Energy Services under a ten-year agreement for a fixed annual fee of $3.0 million.

o Over and Short Settlement. Generally, the physical volumes on our system will not match the balances recorded by our customers. These differences are either product quality differences or absolute volume differences. Quality differences usually result from the commingling of product on the pipeline during times when we change the product being shipped on our pipeline. When these differences occur, we purchase and sell product at prevailing market prices from our affiliate to manage the imbalances.

Longhorn Partners Pipeline Construction Revenue Agreement. Williams Pipe Line Company entered into agreements with Longhorn Partners Pipeline to provide engineering, design, construction, start-up and pipeline operating services. Under these agreements, Williams Pipe Line Company was reimbursed for costs incurred and received contractor and operating fees. The revenues associated with these agreements were approximately $1.0 million in 2001. In connection with our acquisition of Williams Pipe Line Company, these agreements were transferred to another affiliate of The Williams Companies and consequently we will no longer provide these services and receive these fees.

Mid-America Pipeline Agreements. We have entered into agreements to lease from Mid-America Pipeline underground natural gas liquids storage in Kansas, to ship natural gas liquids on Mid-America Pipeline at published tariffs and to lease from Mid-America Pipeline approximately 15 miles of pipeline in Illinois. The natural gas liquids storage leases are typically renewed yearly, and the pipeline lease has a term of ten years. Any tariff-based shipments are subject to the prevailing tariff and are not subject to any other contract. Together, these agreements generated operating expenses of $0.8 million in 2001.

Natural Gas and Fuel Oil Supply Agreements. We have entered into agreements with Williams Energy Marketing & Trading and Williams Refining & Marketing for the supply of natural gas and fuel oil used at pump stations throughout the Williams Pipe Line system. We purchase fuel oil from Williams Refining & Marketing at the prevailing market price. These purchases are identified on confirmation statements that are subject to the master refined products purchase and sale agreements used in the blending and over and short program. We purchase natural gas from Williams Energy Marketing & Trading either based on indexed prices or at fixed prices. In 2001, we elected to purchase a majority of our natural gas at fixed prices, which required that we commit to a definite volume of natural gas purchases. Long-term volume commitments are not required for index-based pricing. The natural gas purchase agreement for fixed price natural gas expires in August 2002. At that time, we expect to enter into a new agreement with Williams Energy Marketing & Trading on terms similar to those in the existing contract. These agreements generated operating expenses of $4.2 million in 2001.

Petroleum Products Terminals

Inland Terminal Use and Access Agreements. We have entered into several agreements with Williams Energy Marketing & Trading and William Refining & Marketing for the access and utilization of our inland terminals. The services provided under these agreements include the receipt and delivery of refined petroleum products via connecting pipelines, tank trucks or transport terminals. Additional services include product handling, storage and additive injection. These agreements establish a fixed fee at which these services are provided at rates consistent with those charged to non-affiliated entities. A majority of these contracts have a term of one year and are renewed on an annual basis. The revenue associated with these agreements in 2001 was approximately $6.5 million.

Products Terminalling Agreement for the Galena Park, Texas Marine Terminal Facility. We entered an agreement with Williams Energy Marketing & Trading to provide approximately 2.5 million barrels of storage capacity and to provide other ancillary services at our Galena Park, Texas marine terminal facility. Because the storage fees are fixed and the storage capacity is already committed, revenues only fluctuate to the extent other ancillary services are utilized. The primary services provided include receipt and delivery of refined petroleum products and blendstocks via marine vessel, pipeline, tank truck or other transfers from customers within the terminal facility. Upon the request of Williams Energy Marketing & Trading, we provide gasoline blending services to their product at an additional cost. The prices charged under this agreement are consistent with those charged to non-affiliated entities. The agreement generated approximately $7.4 million of revenue during 2001 and extends until September 30, 2004, at which time it may be renewed monthly.

Products Terminalling Agreement for Marrero, Louisiana and Galena Park, Texas Marine Terminal Facilities. We entered an agreement with Williams Energy Marketing & Trading to provide up to 0.4 million barrels of storage capacity at Marrero and 0.1 million barrels of storage capacity at Galena Park. We also agreed to provide other ancillary services including blending and tank heating services. The primary services provided include receipt and delivery of refined petroleum products and blendstocks at Galena Park and heavy oils and feedstocks at Marrero. The prices charged under this agreement are consistent with those charged to non-affiliated entities. The agreement generated approximately $1.4 million of revenue during 2001. This contract has been canceled and replaced with the contract described immediately above.

Products Terminalling Agreement for the Gibson, Louisiana Marine Terminal Facility. We entered an agreement to provide Williams Energy Marketing & Trading capacity utilization rights to substantially all of the capacity of the Gibson, Louisiana facility for nine years starting November 1, 2001. This agreement allows for the delivery of crude oil and condensate to our facility by barge, truck and pipeline where we then provide storage, blending and throughput services. We ship the majority of the crude oil and condensate received through our pipelines to Ship Shoal Pipeline. Williams Energy Marketing & Trading has committed to utilize substantially all of the capacity at our facility at a fixed rate which is consistent with rates charged by other service providers for similar services at other locations. As a result, the revenues we receive should not significantly vary as long as the services we provide do not fall below certain performance standards. This contract expires after nine years and we expect it to generate approximately $4.0 million in revenue in 2002. This contract generated approximately $0.6 million in revenue for the two months we owned the facility in 2001.

OTHER AFFILIATE AGREEMENTS

         In addition to the expenses incurred under the commercial agreements with our affiliates discussed above, we also incur affiliate expenses for general and administrative, operating and maintenance services under the terms of our partnership agreement and our omnibus agreement, which governs the relationship between us, our general partner and The Williams Companies.

ENRON EXPOSURE

         We have a crude storage contract with an affiliate of Enron. Following Enron's voluntary bankruptcy petition, the Enron affiliate failed to pay approximately $200,000 of the amount due to us under this contract. Under the terms of our agreement, we seized assets from the Enron affiliate in an amount sufficient to settle the obligation. As a result, we did not incur any loss exposure associated with Enron or its affiliates at December 31,2001. We have continued our business dealings with Enron's affiliate but the terms have been changed such that the crude storage services are on a pre-paid basis.

         Through a variety of energy commodity and derivative contracts, our affiliate Williams Energy Marketing & Trading has credit exposure to various Enron entities. During the fourth-quarter 2001, Williams Energy Marketing & Trading recorded a reduction in trading revenues of approximately $130 million as a part of its valuation of energy commodity and derivative tracking contracts with Enron entities. Approximately $91 million of this reduction in revenues was recorded pursuant to events immediately preceding and following Enron's announced bankruptcy. At December 31, 2001, The Williams Companies had reduced its exposure to accounts receivable from Enron, net of margin deposits, to expected recoverable amounts.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

         The Partnership files the following exhibits as part of this report:

         Exhibit 23   Consent of Ernst & Young LLP

         Exhibit 99 Restated consolidated financial statements and notes of the Partnership


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Partnership has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      WILIAMS ENERGY PARTNERS L.P.
                                      By:  Williams GP LLC, its general partner


Date:  May 3, 2002                    /s/ Suzanne H. Costin
                                      ------------------------------------------
                                      Name:  Suzanne H. Costin
                                      Title: Corporate Secretary

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                     DESCRIPTION
-------                    -----------
Exhibit 23                 Consent of Ernst & Young LLP

Exhibit 99 Restated consolidated financial statements and notes of the Partnership